EXHIBIT 1

Excerpts from Quarterly Report on Form 10-Q of

Casella Waste Systems, Inc. for the Three Months Ended June 30, 2015

Commenting on Contested Solicitation at 2015 Annual Meeting by

JCP Investment Management, LLC and other members of its investor group

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	STOCKHOLDERS’ EQUITY

. . .

Recent Stockholder Events

On April 7, 2015, JCP Investment Partnership, LP notified us of its intention to nominate Brett W. Frazier, James C. Pappas and Joseph B. Swinbank for election as directors at our 2015 Annual Meeting of Stockholders in opposition to the three candidates that will be recommended for election by our Board of Directors. According to the Schedule 13D filed with the SEC by JCP Investment Partnership, LP, JCP Single-Asset Partnership, LP, JCP Investment Partners, LP, JCP Investment Holdings, LLC, JCP Investment Management, LLC and James C. Pappas (collectively, the “JCP Group”) on April 28, 2015, the JCP Group beneficially owns approximately 5.0% of our outstanding Class A common stock. On April 29, 2015, the JCP Group filed with the SEC soliciting material under Rule 14a-12 of the Exchange Act confirming its intention to file a preliminary proxy statement and an accompanying proxy card with the SEC to solicit votes for the election of the JCP Group’s slate of three director nominees to our Board of Directors, at our 2015 Annual Meeting of Stockholders. On May 29, 2015, the JCP Group filed with the SEC soliciting material under Rule 14a-12 of the Exchange Act reconfirming such intention.

Risk Factor Related To Possible Proxy Contest

Proxy contests threatened or commenced against us could be disruptive and costly and the possibility that activist shareholders may wage proxy contests or gain representation on or control of our Board of Directors could cause uncertainty about the strategic direction of our business.

On April 7, 2015, JCP Investment Partnership, LP notified us of its intention to nominate Brett W. Frazier, James C. Pappas and Joseph B. Swinbank for election as directors at our 2015 Annual Meeting of Stockholders in opposition to the three candidates that will be recommended for election by our Board of Directors. According to the Schedule 13D filed with the SEC by JCP Investment Partnership, LP, JCP Single-Asset Partnership, LP, JCP Investment Partners, LP, JCP Investment Holdings, LLC, JCP Investment Management, LLC and James C. Pappas (collectively, the “JCP Group”) on April 28, 2015, the JCP Group beneficially owns approximately 5.0% of our outstanding Class A common stock. On April 29, 2015, the JCP Group filed with the SEC soliciting material under Rule 14a-12 of the Exchange Act confirming its intention to file a preliminary proxy statement and an accompanying proxy card with the SEC to solicit votes for the election of the JCP Group’s slate of three director nominees to our Board of Directors, at our 2015 Annual Meeting of Stockholders. On May 29, 2015, the JCP Group filed with the SEC soliciting material under Rule 14a-12 of the Exchange Act reconfirming such intention.

If the JCP Group pursues a proxy contest or other actions at the 2015 Annual Meeting of Stockholders to elect directors other than those recommended by our Board of Directors, or takes other actions that contest or conflict with our strategic direction, any such actions could have an adverse effect on us because:

•	responding to proxy contests and other actions by activist shareholders such as the JCP Group can be costly and time-consuming, disrupt our operations, and divert the attention of our management and employees away from their regular duties and the pursuit of our business strategies;

•	perceived uncertainties as to our future direction as a result of changes to composition of our board may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners and may affect our relationships with vendors, customers and other third parties;

•	these types of actions could cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business; and

•	if individuals are elected to our Board of Directors with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create additional value for our shareholders.